Exhibit 10.5

First Amendment

To

Employment Agreement

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made as of this 27th day of May, 2008, by and between THE BANK OF HAMPTON ROADS, INC. (“BHR”), a banking corporation organized and existing under the laws of the Commonwealth of Virginia, its successors and assigns, HAMPTON ROADS BANKSHARES, INC. (“HRB”), a Virginia corporation, its successors and assigns (collectively BHR and HRB shall be the Bank or Employer and otherwise deemed synonymous as the context may require); and DOUGLAS J. GLENN (the “Executive”).

WHEREAS, BHR, HRB and the Executive entered into an Employment Agreement dated November 1, 2007, (the “Agreement”); and

WHEREAS, the Bank and Executive now desire to amend the Agreement to reflect provisions required by Section 409A of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, the parties agree as follows:

1.	The following is added at the end of Section 4(d) of the Agreement:

Any cash reimbursement that the Company may make to the Executive with respect to the Company’s obligation to provide substantially similar benefits, shall be paid before the last day of the calendar year following the calendar year in which the expense is incurred. The Executive may not exchange the right to reimbursement or to an in–kind benefit for another reimbursement or benefit and may not receive cash in lieu of an in–kind benefit or right to reimbursement.

2.            Current Section 8 of the Agreement (“Miscellaneous”) is renumbered to be Section 9, and new Section 8 is added to the Agreement as follows:

8.           Provisions Regarding Section 409A of the Internal Revenue Code.

(a)          Compliance with Section 409A of the Internal Revenue Code (“Code”). Any benefit, payment or other right provided by the Plan shall be provided or made in a manner, and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1), including without limitation, deferring payment until the occurrence of a specified payment event described in Code section 409A(a)(2). Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Code section 409A to avoid a plan failure described in Code section 409A(a)(1).

(b) Delay in Distributions. To the extent required by Section 409A of the Code, in the event the Executive is a “specified employee” as provided in Section 409A(a)(2)B)(i) on his date of termination from employment, any amounts payable hereunder shall be paid no earlier than the first business day after the six month anniversary of the his date of termination. Whether the Executive is a specified employee and whether an amount payable to the Executive hereunder is subject to Section 409A of the Code shall be determined by the Company.

(c) Gross-Up Payments. Notwithstanding any contrary provision in Section 6 of this Agreement, all Gross-Up Payments due to the Executive shall be paid no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

3.          Except as amended by this Amendment, the Agreement as originally adopted and amended is hereby ratified and affirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

THE BANK OF HAMPTON ROADS, INC.

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Emil A. Viola
Emil A. Viola, Chairman

EXECUTIVE:

/s/ Douglas J. Glenn
Douglas J. Glenn